UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 16, 2011

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective as of November 16, 2011, Net Element, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Lease Agreement for its principal executive office. Pursuant to the Amendment, the Company and its landlord agreed to extend the term of the Lease Agreement for a period of 12 months ending December 31, 2012 with base rent of $15,648.75 per month, or $187,785.00 for the entire year. Upon the occurrence and continuation of any event of default by the Company under the Lease Agreement, the landlord may, among other things, declare all amounts and rents due under the lease for one year of the existing lease term (or any applicable extension or renewal thereof), plus an amount equal to 5% per year until the end of the then current term, to be immediately due and payable. The events of default under the Lease Agreement include, among other things, failure by the Company to pay rent or any other undisputed sums of money due under the Lease Agreement for a period of seven or more days, the failure by the Company to comply with any non-monetary provision of the Lease Agreement and certain insolvency and bankruptcy events of the Company. The Company has an option to renew the Lease Agreement for another 12 months ending December 31, 2013 with base rent of $16,807.92 per month, or $201,695.00 for the entire year.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Lease Agreement, dated October 8, 2010, between Net Element, Inc. and 1450 South Miami, LLC
10.2	Amendment, dated November 16, 2011, between Net Element, Inc. and 1450 South Miami, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: February 29, 2012	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Lease Agreement, dated October 8, 2010, between Net Element, Inc. and 1450 South Miami, LLC
10.2	Amendment, dated November 16, 2011, between Net Element, Inc. and 1450 South Miami, LLC

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